Exhibit 10.1

RENTRAK CORPORATION

STOCK APPRECIATION RIGHTS PLAN

This STOCK APPRECIATION RIGHTS PLAN (the "Plan") was adopted by RENTRAK CORPORATION, an Oregon corporation ("Company"), effective October 6, 2008.

1.	DEFINITIONS

Capitalized terms not otherwise defined in the Plan have the meanings set forth in this Section 1.

"Award Agreement" means a written instrument identifying the Participant and setting forth the number of SARs, the Initial Measurement Value for the SAR Award, the Performance Goals and related terms, and any other terms and conditions deemed desirable by the Committee and not inconsistent with the Plan.

"Board" means Company's board of directors.

"Cause" for termination of employment has the meaning set forth in the Participant's employment agreement, if any, or otherwise means any discharge for material or flagrant violation of the policies and procedures of Company or for other performance or conduct which is materially detrimental to the best interests of Company, as determined by the Board.

"Change in Control" has the meaning given by the Committee in each Award Agreement, or, if the term is not otherwise defined in an Award Agreement, the first occurrence of any of the following:

(a)       Any person (including any individual, corporation, limited liability company, partnership, trust, group, association, or other "person," as such term is used in Section 13(d)(3) or 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of Company, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Company representing more than 50 percent of the combined voting power of Company's then outstanding securities;

(b)       A majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Company's then incumbent Board; or

(c)       The shareholders of Company approve (i) a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities (defined as all issued and outstanding securities ordinarily having the right to vote at elections of Company's directors) of Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50 percent or more of the combined voting power of the Voting Securities of Company or of such surviving entity outstanding immediately after such merger or consolidation, (ii) a plan of complete liquidation of Company, or (iii) an agreement for the sale or disposition by Company of all or substantially all of its assets.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Company's Compensation Committee, or such other committee designated by the Board.

"Common Stock" means the $.001 par value Common Stock of Company.

"Company" means Rentrak Corporation, an Oregon corporation.

"Disability" or "Disabled" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. However, the Committee may change the foregoing definition of "Disability" or may adopt a different definition for purposes of specific SAR Awards.

"Final Measurement Value" means, for each SAR, the Measurement Value as of the Settlement Date for such SARs.

"Grant Date" means the date a Participant is granted any award of SARs under the Plan.

"Initial Measurement Value" means, for each SAR, the Measurement Value as of the Grant Date.

"Measurement Value" means, on any given day, the fair market value per share of the Common Stock determined as follows:

(a)       If the Common Stock is traded on an established securities exchange, such as The Nasdaq Stock Market, the closing sale price of Common Stock as reported for such day by the principal exchange on which Common Stock is traded (as determined by the Committee) or, if Common Stock was not traded on such day, on the next preceding day on which Common Stock was traded;

(b)       If trading activity in Common Stock is reported on the OTC Bulletin Board, the average of the closing representative bid and asked prices for such day as reported on the OTC Bulletin Board or, if there are no such quotes for Common Stock for such day, on the next preceding day for which bid and asked price quotes for Common Stock were reported on the OTC Bulletin Board; or

(c)       If there is no market for Common Stock or if trading activities for Common Stock are not reported in one of the manners described above, the fair market value will be as determined by the Committee.

"Participant" means an employee of Company who is granted an award of SARs under the Plan.

"Performance Goals" means the designated performance objectives pursuant to the provisions of Section 5.2 of the Plan.

"Plan" means this Stock Appreciation Rights Plan as amended and supplemented from time to time.

"Stock Appreciation Right" or "SAR" means a measurement unit corresponding to one Share of Common Stock used for purposes of measuring the benefits payable to a Participant under the Plan.

"SAR Award" means an award granted to a Participant under the Plan crediting the Participant with a specified number of SARs and a specified Initial Measurement Value.

"Settlement Date" means the date the Participant becomes entitled to settlement of vested SARs pursuant to Section 7.2.

"Settlement Value" means the amount payable to a Participant upon settlement of a SAR as described in Section 7.1.

"Share" means a share of Common Stock. References to Shares do not include SARs.

2.	PURPOSE OF PLAN

The continued growth and success of Company are dependent upon its ability to attract and retain the services of key employees of the highest competence and to provide incentives for their effective service and superior performance. The purpose of the Plan is to advance the interests of Company and its shareholders through an incentive compensation program that will attract and retain key employees by providing compensation based on the growth in the value of Company.

3.	ELIGIBILITY

Any key employee of Company who is designated by the Committee as being eligible to participate in the Plan will be eligible to participate in the Plan.

4.	AGGREGATE LIMITATION ON SARS SUBJECT TO THE PLAN

The number of SARs that may be granted under the Plan may not exceed an aggregate of 500,000 SARs, subject to adjustment pursuant to Section 11.2. If any SARs granted under the Plan are forfeited, canceled, or expire without settlement, such SARs may again be granted pursuant to the Plan. Nothing in the Plan will be construed to require the Committee to grant all SARs reserved under this Section or any other number of SARs.

5.	TERMS AND CONDITION OF SAR AWARDS

5.1       General. The Company may grant SARs pursuant to the Plan to such Participants and at such times and in such amounts as the Committee may determine in its sole discretion.

5.2       Performance Goals. The Committee will establish Performance Goals for each SAR Award on the basis of such criteria and to accomplish such objectives as the Committee selects. Performance Goals may be based on (i) performance criteria for Company, a subsidiary, or an operating group or line of business, (ii) a Participant's individual performance, or (iii) a combination of both. Performance Goals may include only objective criteria and may include time periods during which such criteria must be met. The Performance Goals associated with each SAR Award shall be set forth in the Award Agreement for the SAR Award.

5.3       SAR Award. Each SAR Award will be subject to the following terms and conditions:

(a)	Each SAR Award will be evidenced by an Award Agreement.

(b)       Each SAR Award will otherwise be governed by the terms and conditions of the Plan.

(c)       Each SAR Award will expire no later than the close of the calendar year in which it becomes vested as provided in Section 6.1, with the specific date or dates of expiration to be set forth in the Award Agreement.

6.	VESTING AND FORFEITURE

6.1       Vesting of SARs. Unless the vesting of a SAR Award is otherwise accelerated in accordance with this Plan and except as provided in Section 6.5 of the Plan, the SARs will become vested and nonforfeitable, and the restrictions set forth in Section 6.2 will lapse, when or if the Performance Goal set forth in the Award Agreement is met within, as applicable, any time period set forth in the Award Agreement.

6.2       Employment Requirement; Forfeiture. Except as otherwise provided in Section 6.4 of the Plan, upon termination of a Participant's employment with Company, all SAR Awards that have not become or do not become fully or partially vested pursuant to Section 6.1 of the Plan as of the date of termination will be forfeited to Company with no payment to Participant. For purposes of this Plan, "employment" will include periods of illness or other leaves of absence authorized by Company.

6.3       Failure to Meet Performance Goals; Forfeiture. Except as otherwise provided in the Plan, if a Performance Goal is not met within the time period, if any, set forth in the Award Agreement, the associated SAR Award will be forfeited to Company with no payment to Participant.

6.4	Change in Control. Upon a Change in Control:

(a)       All issued and outstanding SAR Awards will become fully vested and nonforfeitable; and

(b)       Each Participant will be entitled to receive payment of the full Settlement Value (with the date of the Change in Control being the Settlement Date) within 30 days of the occurrence of the Change in Control.

6.5       Effect of Termination for Cause. Notwithstanding Section 6.1, in the event a Participant is terminated by Company for Cause, the Participant's entire SAR Award (or Awards) will be automatically forfeited, whether or not the SAR Award has otherwise become vested.

7.	SETTLEMENT OF SARS

7.1       Settlement Value. Upon settlement of a SAR, the Settlement Value for each vested SAR will be the amount, if any, by which the Final Measurement Value exceeds the Initial Measurement Value for the SAR.

7.2       Settlement Date. Except as otherwise provided in the Plan or the applicable Award Agreement, the Settlement Date for a SAR Award will be the date on which the Participant delivers a written notice of exercise to the Company; provided such date is (i) on or after the date on which the SAR vests pursuant to Section 6.1 and (ii) prior to the date the SAR expires pursuant to Section 5.3(c).

7.3       Settlement of SARs. Except as otherwise provided in the Plan or the applicable Award Agreement, as soon as practicable after a Participant's Settlement Date (but in no event more than two months and 15 days after the Participant's Settlement Date), the Company will determine the Settlement Value of the vested SARs held by the Participant and the Company will make payment of the Settlement Value to Participant.

7.4       Compliance with Code Section 409A. No provision of the Plan will be interpreted to permit the acceleration of the time or schedule of any payment under the Plan unless Company, based on advice of its tax counsel or accountants, affirmatively determines that such acceleration would not cause the payment or the benefits under the Plan to fail to comply with the requirements of Code Section 409A and any regulations or other official guidance with respect to such section. The Plan is intended to comply with and will be interpreted and carried out in a manner consistent with the requirements of Code Section 409A.

8.	BENEFICIARY DESIGNATION

8.1       Designation. Each Participant will have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries (both primary as well as contingent) to whom payment of the Settlement Value of vested SARs will be paid in the event of the Participant's death prior to complete distribution to the Participant of the amounts due under the Plan.

8.2       Amended Designation. Any beneficiary designation may be changed by a Participant by filing a written change of such designation on a form prescribed by the Committee. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed. Any finalized divorce or marriage, other than a common law marriage, of a Participant subsequent to the date of filing of a beneficiary designation form will revoke the earlier designation. A designation by a Participant who is then married of a person other than the Participant's spouse will not be valid or effective unless the spouse, in a notarized writing, consents to such designation.

8.3       Default Designation. If a Participant fails to designate a beneficiary as described above, or if his beneficiary designation is ineffective or revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated beneficiaries pre-decease the Participant or die prior to complete distribution of the Participant's benefits under the Plan, then a Participant's designated beneficiary will be deemed to be the person or persons surviving him in the following classes in which there is a survivor, share and share alike:

(a)	The Participant's surviving spouse;

(b)       The Participant's children, except that if any of the children pre-decease the Participant but leave issue surviving, then such issue will take by right of representation the share their parent would have taken if living; and

(c)	The Participant's estate.

8.4       Liability of Company. Payment by Company to the beneficiary or beneficiaries as described in this Section will completely discharge the Company's obligation under the Plan.

9.	SOURCE OF BENEFITS

9.1       Unfunded Plan. The Plan and the benefits payable hereunder will be unfunded and will be payable only from the general assets of Company. Company does not represent that a specific portion of Company assets will be used to provide the benefits hereunder. Participants or beneficiaries will not have any interest in any assets of Company. Nothing in this Plan will be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from Company under the Plan, such rights will be no greater than the right of any unsecured general creditor of Company.

10.	ADMINISTRATION

The Plan will be administered by the Committee acting in the capacity as Plan Administrator. The Committee may appoint a Plan Administrator and delegate the duties and responsibilities of Plan administration to such Plan Administrator. The Plan Administrator will not be eligible to receive SAR Awards under the Plan. The Plan Administrator will have the exclusive authority and responsibility for all matters in connection with the operation, administration, and interpretation of the Plan. The Plan Administrator's powers and duties will include, but will not be limited to, the following:

(a)       Responsibility for the compilation and maintenance of all records necessary in connection with the Plan;

(b)       Authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan;

(c)	Authority to prescribe rules and regulations relating to the Plan;

(d)       Authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent deemed expedient to carry such action into effect; and

(e)       Authority to engage such legal, accounting, and other professional services as it may deem proper.

Decisions by the Plan Administrator will be final and binding upon all parties affected by the Plan, including Participants and the beneficiaries of Participants.

The Plan Administrator may rely on information and recommendations provided by supervisory management. The Plan Administrator may delegate the responsibility for decisions that the Plan Administrator may make or actions that the Plan Administrator may take under the terms of the Plan only with the consent of the Committee and subject to the Plan Administrator's reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Plan Administrator will not allow any Participant to obtain control over decisions or actions that affect that Participant's Plan benefits.

11.	ADJUSTMENTS ON CHANGES IN CAPITALIZATION

11.1     Plan Does Not Restrict Company. The existence of the Plan and the SAR Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the shareholders of Company to make or authorize any adjustment, recapitalization, reorganization, or other change in Company's capital structure or its business, any merger or consolidation of Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting Company's Shares, the dissolution or liquidation of Company, or any sale or transfer of any part of its assets or business, or any other corporate act or proceeding.

11.2     Adjustments by the Board. In the event of any change in capitalization affecting the Shares, such as a Share distribution, Share split, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of Shares, or other form of reorganization, or any other change affecting the Shares, such proportionate adjustments, if any, as the Board, in its sole discretion, may deem appropriate to reflect such changes will be made with respect to the aggregate number of SARs for which SAR Awards may be granted under the Plan, the number of SARs covered by each outstanding SAR Award, and the Initial Measurement Value of outstanding SAR Awards. The Board may also make such adjustments in the number of SARs covered by, and the Initial Measurement Value of any outstanding SAR Awards in the event of a spin-off or other distribution (other than normal cash distributions) of Company assets to Shareholders.

12.	MISCELLANEOUS

12.1     Nonassignability of Benefits. A Participant's benefits under the Plan, including SARs and the right to receive payment of the Settlement Value of vested SARs, may not be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

12.2     Governing Law. The Plan and any amendments will be construed, administered, and governed in all respects in accordance with applicable federal law and the laws of the state of Oregon.

12.3     No Right of Continued Employment. Nothing in the Plan will confer upon any person the right to continue in the employ of Company or interfere in any way with the right of Company to terminate the person's employment at any time.

12.4     Withholding Taxes. Company will withhold any taxes required by law to be withheld in connection with payment of compensation under the Plan. In the event Company is required to withhold taxes with regard to amounts deferred pursuant to the Plan, Company will have the right to require the Participant to reimburse Company for any such taxes.

12.5     Expenses. All expenses and costs incurred in connection with the administration and operation of the Plan will be borne by Company.

12.6     Validity. In case any provisions of the Plan are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted in the Plan.

12.7     Notices. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan will be sufficient if in writing in the appropriate form and hand delivered, or sent by registered or certified mail, to the Plan Administrator or to the secretary of Company. Notice to the Plan Administrator, if mailed, must be addressed to the principal executive offices of Company. Notice mailed to the Participant must be at such address as is given in the records of Company. Notices will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt issued by the U.S. Postal Service.

12.8     Successors. The provisions of the Plan will bind and inure to the benefit of Company and its successors and assigns. The term successors as used in the Plan will include any limited liability company, partnership, corporation or other business entity that, whether by merger, consolidation, conversion, purchase, or otherwise, acquires all or substantially all of the business and assets of Company, and successors of any such business entity.

13.	AMENDMENTS AND TERMINATION

Power to Amend or Terminate. The Board may amend or terminate the Plan at any time and in any manner that it deems advisable, except that (a) no amendment may be made without shareholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange or registered securities association, (b) no amendment will have the effect of lessening a Participant's benefit accrued to the date of such amendment, and (c) if the Plan is terminated, outstanding SAR Awards will be payable, if at all, in accordance with the terms of the Plan then in effect and the applicable Award Agreement.